Exhibit 99.1
November 20, 2006
VIA OVERNIGHT CARRIER
The Depository Trust Company
Proxy Department
55 Water Street
New York, NY 10041

Re:	Notice of Adjustment of Conversion Rate of the Senior Subordinated
Convertible Notes Due 2035
To the Holders of our Senior Subordinated Convertible Notes Due 2035:
     Reference is made to the indenture, dated as of March 15, 2005 (the “Indenture”), by and between Nash-Finch Company (the “Company”), as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), relating to the Company’s Senior Subordinated Convertible Notes Due 2035 (the “Notes”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Indenture.
     On each of April 19, 2005, July 20, 2005, November 9, 2005, February 24, 2006, April 25, 2006, July 18, 2006 and November 8, 2006, the Board of Directors of the Company declared a Common Stock dividend of $0.18 (collectively, the “New Dividends”). On an aggregated basis the New Dividends have triggered a requirement under the Indenture that the Company adjust the Conversion Rate of the Notes pursuant to Section 4.08(a)(5) of the Indenture
     Pursuant to Section 4.10 of the Indenture, the Company hereby gives notice to the holders of the Notes that the Conversion Rate at which shares of Common Stock will be delivered upon conversion will be adjusted to 9.4164 shares of Common Stock for each $1,000 principal amount of the Notes. The increased Conversion Rate was calculated for each of the New Dividends by multiplying (x) the Conversion Rate in effect immediately prior to the close of business on the record date fixed for the determination of shareholders entitled to receive the most recent New Dividend, by (y) a fraction (the “Fraction”). The numerator of the Fraction was equal to the Current Market Price on such record date. The denominator of the Fraction was equal to the Current Market Price on such record date less an amount equal to the quotient of (i) the aggregate amount of the cash distributed pursuant to the New Dividends in excess of the Dividend Threshold Amount, and (ii) the number of shares of Common Stock outstanding on such record date.
     Pursuant to Section 4.09(b) of the Indenture, no adjustment of the Conversion Rate was required unless such adjustment resulted in an increase or decrease of at least 1% in the Conversion Rate as last adjusted; provided, however, that any adjustments that would be required to be made but for Section 4.09(b) are carried forward and taken into account in any subsequent adjustment.
     The attached table outlines the calculation of the Conversion Rate for each of the New Dividends.

Very truly yours,
By:	/s/ Alec. C. Covington
	Name:	Alec C. Covington
	Title:	President and Chief Executive Officer

NASH-FINCH COMPANY
SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2035
Adjustment Of Conversion Rate

	Dividend Record Date	5/27/2005	8/19/2005	11/18/2005	3/3/2006	5/19/2006	8/18/2006	11/17/2006
	Dividend Payment Date	6/10/2005	9/2/2005	12/2/2005	3/17/2006	6/2/2006	9/1/2006	12/1/2006

A	Prior Conversion Rate (Previous Column B)	9.3120	9.3120	9.3120	9.3120	9.3120	9.3120	9.3120
B	Adjusted Conversion Rate (J if K > 1%)	9.3120	9.3120	9.3120	9.3120	9.3120	9.3120	9.4164
C	Calculated Conversion Rate carried forward (Previous J)	9.3120	9.3241	9.3342	9.3484	9.3621	9.3802	9.4003
D	Current Market Price (2)	$34.68	41.52	29.59	30.81	23.27	21.09	26.25
E	Dividend Per Share	$0.1800	0.1800	0.1800	0.1800	0.1800	0.1800	0.1800
F	Dividend Threshold Amount	$0.1350	0.1350	0.1350	0.1350	0.1350	0.1350	0.1350
G	Shares Outstanding	12,783,883	13,189,683	13,285,933	13,318,885	13,336,928	13,353,049	13,384,620
H	Aggregate Cash Dividends Above Threshold (G*(E-F))	$575,274.74	593,535.74	597,866.99	599,349.83	600,161.76	600,887.21	602,307.90
I	Fraction (D/(D-(H/G)))	1.0013	1.0011	1.0015	1.0015	1.0019	1.0021	1.0017
J	Calculated Conversion Rate (C*I) (1)	9.3241	9.3342	9.3484	9.3621	9.3802	9.4003	9.4164
K	Adjustment Percentage Change (J/A-1)	0.13%	0.24%	0.39%	0.54%	0.73%	0.95%	1.12%

(1)	Not in effect until the accumulated change is greater than 1%

(2)	Average of the Closing Prices on the 10 consecutive Trading Days ending on record date